Exhibit 10.25
The Toll Brothers, Inc.
Supplemental Executive Retirement Plan
(Amended and Restated effective as of December 12, 2007)
ARTICLE I — ESTABLISHMENT AND PURPOSE
     1.1 Establishment. The Company hereby amends and restates the defined benefit pension plan known as the Toll Brothers, Inc. Supplemental Executive Retirement Plan (the “Plan”) which was effective as of June 15, 2006 (the “Effective Date”).
     1.2 Purpose. The principal purposes of the Plan are to provide certain executives and consultants or advisors, as defined in Article III, with competitive retirement benefits, protect against reductions in retirement benefits due to tax law limitations on qualified plans, and encourage the continued employment or service of such individuals with the Company.
ARTICLE II — DEFINITIONS
     2.1 Actuarial Equivalent. “Actuarial Equivalent” means, with respect to the benefit accrued for any Participant under the terms of the Plan, the present value of such Participant’s future benefit payments, determined using as a discount rate an interest rate that is not greater than the “applicable interest rate” as defined in Code Section 417(e)(3)(ii)(II) in effect from time to time, compounded annually.
     2.2 Board. “Board” means the Board of Directors of the Company.
     2.3 Cause. “Cause” means conduct by the Participant reasonably likely to cause material harm to the Company that consists of proven gross negligence, wanton or willful disregard of duties, acts of fraud, embezzlement, theft or the commission of a felony in the course of his employment or service, as determined by the Board after full consideration of the facts presented on behalf of both the Company and the Participant.
     2.4 Code. “Code” means the Internal Revenue Code of 1986, as amended.
     2.5 Company. “Company” means the Toll Brothers, Inc., a Delaware corporation.
     2.6 Employment. “Employment” means the period or periods during which a Participant is an employee of the Company, or, in the case of a consultant or advisor to the Company, is providing services to the Company.
     2.7 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor act thereto.
     2.8 Normal Retirement Age. “Normal Retirement Age” shall mean age 62.

     2.9 Participant. “Participant” means an eligible executive, consultant or advisor of the Company selected to receive benefits under the Plan as provided in Article III of this Plan.
     2.10 Schedule of Retirement Benefits. “Schedule of Retirement Benefits” means the schedule of Participants and retirement benefits attached hereto, as that may be amended from time to time
     2.11 Separation From Service. “Separation From Service” means any termination of employment that is properly characterized as a “separation from service” as that term is defined in Treasury Regulation Section 1.409(A)-1(h).
     2.12 Specified Employee. “Specified Employee” means any employee who is a “specified employee” as that term is defined in Treasury Regulation Section 1.409A-1(i).
     2.13 Termination by the Company. “Termination by the Company” means either a termination by the Company of a Participant’s employment, or a termination by the Participant of his employment with the Company by reason of: (a) a material diminution in his title, position, reporting relationship, status, duties or responsibilities; (b) the assignment of duties and responsibilities that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with his position; (c) a material reduction to his base salary; or (d) a material reduction to incentive, retirement and welfare plans available to the Participant; provided, however, that a Participant’s termination of employment shall only be treated as a Termination by the Company if the Participant has provided notice to the Company of the basis for his determination that he intends to terminate his employment and the Company has not corrected the situation within thirty (30) days.
     2.14 Top Hat Plan. “Top Hat Plan” means a nonqualified, unfunded plan maintained primarily to provide deferred compensation benefits to a Participant who falls within a select group of “management or highly compensated employees” within the meaning of Section 201, 301 and 401 of ERISA.
ARTICLE III — RETIREMENT
     3.1 Eligibility. Only those key executives, consultants or advisors who are designated as eligible to participate in the Plan on the Schedule of Retirement Benefits shall be eligible for benefits hereunder.
     3.2 Participation. The Board, or such person or entity designated by the Board, acting in its discretion, may designate any eligible employee, consultant or advisor as a Participant under this Plan, and may designate any conditions applicable to any such Participant. Such designation shall be in writing and shall be effective as of the date contained therein. Participation in the Plan is terminable by the Board, in its discretion, upon written notice to the Participant, and termination shall be effective as of the date contained therein, but in no event earlier than the date of such notice, provided that no such termination shall in any material manner reduce or adversely affect any Participant’s rights to vested benefits hereunder without the consent of the Participant.

     3.3 Noncompetition. Notwithstanding any other provisions hereof, neither a Participant nor a Participant’s spouse nor any other beneficiary of a Participant shall receive any further benefits hereunder if the Participant, without prior written consent of the Board, engages in (as a principal, partner, director, officer, agent, employee, consultant, owner, independent contractor of otherwise), or acquires a material financial interest in, any business that is a direct competitor of the Company under circumstances where the Participant’s actions or interests with respect to such competitor are reasonably likely to cause material harm to the Company; provided, however, that this Section 3.3 shall cease to be applicable with respect to any Participant, upon (i) the Termination by the Company of the Participant’s employment without Cause, or (ii) termination of a Participant’s employment with the Company following, or as a result of, a Change of Control, as described in Section 4.4 below.
ARTICLE IV — AMOUNT, FORM, AND PAYMENT OF SUPPLEMENTAL BENEFIT
     4.1 Normal Retirement Benefit. Subject to the terms of this Plan, a Participant who retires from Employment shall be entitled to receive an annual retirement benefit as set forth in the Schedule of Retirement Benefits starting as of the date of the Participant’s retirement on or after attaining Normal Retirement Age.
     4.2 Form of Benefit. The benefit payable to a Participant shall be paid at the time and in the manner set forth in the Schedule of Retirement Benefits.
     4.3 Death Benefit and Disability. If a Participant who is credited with twenty (20) or more years of service dies before such Participant has terminated employment, or terminates employment because of the onset of a disability prior to attaining Normal Retirement Age, the benefit that would have been payable to the Participant shall be paid to the Participant or to the Participant’s designated beneficiary, if any (and otherwise to the Participant’s estate), as the case may be, at the time and in the manner provided for in the Schedule of Retirement Benefits commencing as of the date the Participant attains (or would have attained) his Normal Retirement Age. If a Participant dies after payment of benefits under the Plan has commenced, the remaining installments, if any, shall be paid to the Participant’s designated beneficiary, if any, and otherwise to the Participant’s estate. For purposes of this Section 4.3, a determination of whether a Participant’s employment has terminated because of the onset of a disability shall be made by the Board, at its discretion, or by such committee as may be established by the Board pursuant to Section 5.1, below, to act on its behalf with respect to the Plan.
     4.4 Change of Control.
          (a) In connection with a Change of Control (as defined below), the Company shall establish and fund a trust (the “Trust”) as hereinafter described (and as permitted under Section 7.4) prior to the consummation of the transaction that constitutes the Change of Control, which Trust shall be irrevocable as of the date such transaction is consummated. The amount required to be contributed to fund the Trust shall be the sum of: (A) the Actuarial Equivalent present value, as of the date of funding, of the aggregate benefits expected to be paid to all Participants under the Plan, with such amount to be determined by a nationally recognized actuarial firm, which may be an actuarial firm that is at the time of determination providing actuarial or other services to the Company or its benefit plans; plus (B) the Actuarial Equivalent present value of the Trust administration and trustee fees and expenses (including the fees and expenses of any agent of the trustee) which the trustee reasonably expects to be incurred over the life of the Trust. The terms of the Trust shall generally follow the model grantor trust set forth in IRS Revenue Procedure 92-64, except that (1) the Trust shall be irrevocable as of the date the transaction constituting a Change of Control is consummated; (2) the Trust shall be non-amendable by the Company (or any successor thereto) except with the prior written consent of the Participant; (3) the power to direct the investment of the Trust assets shall be held by the Company; (4) the Company (or any successor thereto) shall remain liable for the payment of Plan benefits to the extent there is any shortfall of assets under the Trust; (5) the initial trustee and any successor thereto shall be a bank or trust company with shareholder equity of at least $1.0 billion; and (6) neither the Trust nor its assets shall be located or transferred outside the United States.
          (b) Upon the occurrence of a Change of Control:
               (i) all Participants shall, notwithstanding any other provision of the Plan to the contrary, be fully vested in their benefit hereunder. If the event constituting the Change of Control also constitutes a “change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company” for purposes of Code Section 409A and the Treasury Regulations promulgated thereunder, each Participant shall be entitled to payment of his or her benefit hereunder, at the time the event constituting such Change of Control is consummated, in the form of a single lump sum payment equal to the Actuarial Equivalent present value of his or her benefit as of the date of payment.
               (ii) Notwithstanding the foregoing, if the event constituting the Change of Control does not also constitute a “change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company” for purposes of Code Section 409A and the Treasury Regulations promulgated thereunder, the Company shall take all such steps as are necessary or appropriate in order to terminate the Plan, and pay out distributions of each Participant’s benefit in the form of a lump sum at the earliest date such payment is permissible without violating the distribution rules of Code Section 409A and applicable Treasury Regulations thereunder, including for these purposes, the provisions of Treasury Regulation Section 1.409A-3(j)(4)(ix) (relating to payments permitted upon a plan termination and/or liquidation), or any applicable successor regulation or IRS guidance regarding such distributions, with the amount of each Participant’s lump sum benefit being determined consistent with the provisions of Section 4.4(b)(i), above. In general, this will mean that payments will not be made within twelve (12) months of the date the actions required to irrevocably terminate and liquidate the Plan have been completed, and all payments are made no later than twenty-four (24) months after the actions required to irrevocably terminate and liquidate the Plan have been completed. In addition, the Company must also terminate and liquidate all other agreements, methods, programs, and other arrangements that it sponsors that are of a type that would cause them to be aggregated with the Plan if the same employee or service provider were both participating in the Plan and in that other agreement, method, program, or other arrangement, and must not, within three (3) years following the date the actions required to irrevocably terminate and liquidate the Plan have been completed establish a new plan of a type that would be aggregated with the Plan under applicable provisions of Code Section 409A or the Treasury Regulations promulgated thereunder.
               (iii) In the event the termination and liquidation of the Plan, pursuant to Section 4.4(b)(ii) above is determined to constitute a violation or Code Section 409A resulting in recognition of income pursuant to Code Section 409A(a), the Company shall pay to each affected Participant an amount (a “409A Gross-Up Amount”) that is sufficient so that, net after payment by the Participant of all federal, state and local taxes, including such additional taxes as may be imposed under Code Section 409A(a), the Participant is left in the economic position the Participant would have been in had there not been a violation of Code Section 409A.
          (c) For purposes of this Plan, a “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events: (i) the consummation of a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the consummation of a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the consummation of a merger or consolidation of the Company (either directly or through a wholly-owned subsidiary) with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company’s common stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders’ ownership of Common Stock immediately before the merger or consolidation, or (iv) the date any entity, person or group, (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) any person who, on the date the Plan is effective, shall have been the beneficial owner of at least fifteen percent (15%) of the outstanding Company common stock), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Company common stock, or (v) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than twenty-four (24) months, unless the nomination for election of each new director who was not a director at the beginning of such twenty-four (24) month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
     4.5 Vesting. Except as otherwise provided in the Schedule of Retirement Benefits, a Participant’s benefit under the Plan shall be forfeited if the Participant’s employment terminates for any reason prior to his or her (a) completion of twenty (20) years of service with the Company and (b) attainment of Normal Retirement Age. For these purposes, periods of service prior to the adoption of the Plan shall be taken into account. Notwithstanding the foregoing, for purposes of this Section 4.5, a Participant shall be vested in his benefit (x) if his termination of employment occurs by reason of his death or the onset of a disability, as provided in Section 4.3, above, (y) in the event there is a Change of Control of the Company, as provided in Section 4.4 above, or (z) upon Termination by the Company of the Participant’s employment without Cause prior to Participant’s attainment of Normal Retirement Age, provided the Participant is credited with at least twenty (20) years of service with the Company as of the date of such Termination by the Company. Upon a Participant’s vesting due to one of the occurrences described in the foregoing sentence, such Participant shall be entitled to commence receipt of benefits hereunder upon attainment of Normal Retirement Age and shall be entitled to any other benefit provided hereunder with respect to a vested Participant. The intent of this Section 4.5, as it applies to a Termination by the Company without Cause, is to fully vest any Participant who has twenty (20) years of service with the Company who is Terminated by the Company without Cause, but not to accelerate the time at which benefit payments with respect to such Participant commence. In the event there is a Change of Control of the Company, payment of benefits hereunder shall be as provided in Section 4.4.
     4.6 Special Rules Regarding Distributions; Compliance With Code Section 409A. Notwithstanding anything to the contrary set forth in the Plan, no benefit under the Plan shall be distributed at a time or in a manner that will be treated as a violation of the distribution rules of Code Section 409A(a)(2) and no alternative form of payment shall be permitted to be made under the Plan if such alternative benefit form would violate any of the requirements of Code Section 409A(a)(3) or (4) relating to acceleration of benefits and changes in time and form of distribution (taking into account any regulations or other guidance issued by Treasury or the Internal Revenue Service with regard to these Code provisions as may be in effect from time to time). In addition, the following specific rules regarding distribution of Plan benefits shall be applicable:
          (a) No benefit under the Plan shall be distributed to any Participant who is a Specified Employee by reason of such Participant’s Separation From Service until the date that is six months following the date of the Participant’s Separation From Service.
          (b) No distribution to any Participant of any benefit under the Plan shall be made prior to the date of such Participant’s Separation From Service.
ARTICLE V — ADMINISTRATION
     5.1 Authority of the Board. This Plan shall be administered by the Board or any committee designated by the Board to administer the Plan. Subject to the provisions of the Plan, the Board or applicable committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and to decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Notwithstanding the foregoing, the Company shall act as the plan administrator for purposes of any filings with any governmental entity or in the event claims for benefits are made by any Participant.
     5.2 Agents. In the administration of this Plan, the Board may, from time to time, employ agents and delegate to such agents such administrative duties as it deems advisable and allowable under the terms of the Plan.

     5.3 Decisions Binding. The decision or action of the Board with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and any rules or guidelines made in connection with this Plan shall be final and conclusive, and shall be binding upon all persons and entities having any interest in this Plan.
     5.4 Indemnity of Board. The Company shall indemnify and hold harmless the Board and its individual members along with any other committee that may be established to administer the Plan pursuant to Paragraph 5.1 and any members thereof, against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan.
     5.5 Cost of Administration. The Company shall bear all expenses of administration of this Plan.
     5.6 Claims.
          (a) A Participant or a Participant’s beneficiary for benefits under the Plan may file a written claim for benefits under the Plan with the Plan Administrator, if he believes that he is entitled to receive benefits under the Plan but is not receiving benefits under the Plan or if he is receiving benefits under the Plan, but disputes the amount and/or form of benefits received. Such written claim for benefits shall set forth the nature of the claim and/or dispute, and set forth all facts and circumstances which are relevant to the claim.
          (b) If, pursuant to the provisions of the Plan, the Company denies the claim of the Participant or the Participant’s beneficiary for benefits under the Plan, the Company shall provide written notice, within ninety (90) days after receipt of the claim, setting forth in a manner calculated to be understood by the claimant:
               (i) the specific reasons for such denial;
               (ii) the specific reference to the Plan provisions on which the denial is based;
               (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and
               (iv) an explanation of the Plan’s claim review procedure and the time limitations of this subsection applicable thereto.
          (c) The Participant or the Participant’s beneficiary whose claim for benefit has been denied may request review by the Company of the denied claim by notifying the Company in writing within sixty (60) days after receipt of the notification of claim denial. As part of said review procedure, the claimant or the claimant’s authorized representative may review pertinent documents and submit issues and comments to the Company in writing. The Company shall render its decision to the claimant in writing in a manner calculated to be understood by the claimant not later than sixty (60) days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the sixty-day period as possible, but not later than one hundred and twenty

(120) days after receipt of the request for review. The decision on review shall state the specific reasons therefor and the specific Plan reference on which it is based.
ARTICLE VI — AMENDMENT AND TERMINATION
     6.1 The Company hereby reserves the right to amend, modify, or terminate the Plan (and the Schedule of Retirement Benefits) at any time, and from time to time, by action of a majority of the members of the Board. Except as described below in this Article VI, no such amendment or termination shall in any material manner reduce or adversely affect any Participant’s rights to benefits hereunder without the consent of such Participant.
     6.2 The Board may terminate the Plan and commence termination payout for all Participants, or remove certain employees as Participants, if it is determined by the United States Department of Labor or a court of competent jurisdiction that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA; provided, however, that if the Plan is terminated pursuant to this sentence, then all Participants shall be deemed to be fully vested in the benefits described in Article IV as of the date immediately preceding such termination and shall be paid in a single lump-sum the actuarially equivalent present value of such benefit as soon as practicable (but in no case more than 90 days) after such termination. Notwithstanding the foregoing, termination of the Plan and accelerated payment of benefits to any Participant following a Change of Control shall not be permitted to the extent such payment would result in a violation of Code Section 409A.
ARTICLE VII — MISCELLANEOUS
     7.1 Unfunded Plan. This Plan is intended to be a Top Hat Plan and therefore exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Such status shall not be adversely affected by the establishment of any trust pursuant to Paragraph 7.4 below.
     7.2 Unsecured General Creditor. Each Participant and his or her beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interests, or claims in any property or assets of the Company, nor shall any such persons have any rights, interests or claims in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Company. Except as provided in Paragraph 7.4, such policies, annuity contracts, or other assets of the Company shall not be held under any trust for the benefit of a Participant, his or her beneficiaries, heirs, successors or assigns, or held, in any way, as collateral security for the fulfilling of any obligations of the Company under this Plan. Any and all of the Company’s assets and policies shall be, and shall remain for purposes of this Plan, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.
     7.3 Supplemental Benefits. As of the Effective Date, the Plan is the intended to be a supplemental source of Company paid retirement benefits for Participants and not the sole source of such benefits. The benefit payable hereunder shall, therefore, not be subject to any reduction because of benefits that may be paid or otherwise provided to a Participant, except to the extent that an offset is explicitly provided for in a contractual arrangement with a particular Participant.

     7.4 Trust Fund.
          (a) At its discretion, the Company may establish one or more grantor trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of benefits under this Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s general creditors. To the extent any benefits provided under this Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.
          (b) At its discretion, the Company may, in addition to or in lieu of establishing one or more grantor trusts as described in clause (a) above, take other actions to fund the benefits provided for under this Plan, but in no event shall the Company establish any funding mechanism which would result in the Plan failing to qualify as a Top Hat Plan exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.
     7.5 Nonassignability. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable, provided that a Participant may assign the right to receive such amounts to trusts or limited partnerships established for the benefit of the Participant’s spouse or children. No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall such amounts or rights to such amounts be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
     7.6 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, and Participants (and Participants’ beneficiaries) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge any Participant at any time.
     7.7 Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
     7.8 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns, and the Company shall require all its successors and assigns to expressly assume its obligations hereunder. The term “successors,” as used herein, shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company.
     7.9 Tax Withholding. The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy federal, state, and local tax withholding requirements, or to deduct from payments made pursuant to the Plan amounts sufficient to satisfy such tax withholding requirements.
     7.10 Governing Law. The provisions of this agreement shall be construed and interpreted according to the laws of the State of Pennsylvania except as preempted by Federal law.
     7.11 Forfeiture. All benefits hereunder shall be subject to forfeiture in their entirety in the event that Participant’s employment is terminated for Cause.

     IN WITNESS WHEREOF, the Company has caused the Plan, as amended and restated, to be adopted as of the Effective Date.

TOLL BROTHERS, INC.
By:	/s/ Joel H. Rassman
Name: Joel H. Rassman
Title: Chief Financial Officer, Executive Vice President, Assistant Secretary and Treasurer

Schedule of Retirement Benefits (as of December 9, 2009)
     The Participants in the Plan and the annual benefit payable to each Participant are as set forth below:

Participant	Annual Benefit
Robert Toll	$500,000
Bruce E. Toll*	$230,000
Zvi Barzilay	$260,000
Joel Rassman	$250,000
Wayne Patterson	$125,000
Douglas C. Yearley, Jr.	$150,000

*	Bruce Toll’s participation is subject to his compliance with his Advisory and Noncompetition Agreement with the Company.
The annual benefit set forth above shall be payable for twenty (20) years, commencing as soon as practicable following the Participant’s retirement at any time after the Participant has attained Normal Retirement Age, or at the date the Participant attains or would have attained Normal Retirement Age in the case of a Participant who has terminated employment prior to that date and who is vested in his benefit. Payments shall be made in a manner and at times consistent with the Company’s normal payroll practices as in effect from time to time.
Effective December 12, 2007, solely with respect to Robert Toll, Zvi Barzilay and Joel Rassman, the annual benefit payable to such Participants shall increase on such Participant’s birthday each fiscal year, provided that (1) the Participant is employed by the Company on his birthday occurring during such fiscal year, (2) the Participant has completed twenty (20) years of service with the Company on or prior to his birthday occurring during such fiscal year, and (3) the Participant has reached Normal Retirement Age on or prior to his birthday occurring during such fiscal year. The amount of each annual increase shall be ten percent (10%) of the annual benefit amount set forth above. The first such annual increase shall occur for each such Participant on his first birthday to occur after December 12, 2007 and shall continue on each birthday for ten years, or until such earlier date as the Participant retires from the Company or terminates his employment due to death or disability. Upon termination due to death or disability, a Participant shall be entitled to the annual benefit amount in effect on the date of such retirement or termination, including the 10% annual increase for such fiscal year.
With respect to Douglas C. Yearley, Jr., the annual benefit amount set forth above shall be subject to an annual increase, subject to the condition that Mr. Yearley shall have (1) completed twenty (20) years of service with the Company, and (2) reached Normal Retirement Age. Once these conditions have been satisfied, Mr. Yearley’s annual benefit shall increase by ten percent (10%) of the annual benefit amount set forth above. The first such annual increase shall occur for Mr. Yearley on his first birthday to occur after reaching Normal Retirement Age and shall continue on each birthday for ten years, or until such earlier date as Mr. Yearley retires from the Company or terminates his employment due to death or disability. Upon his termination due to death or disability, he shall be entitled to the annual benefit amount in effect on the date of such retirement or termination, including the 10% annual increase for such fiscal year.